Exhibit 99.1

EDITED TRANSCRIPT

FCN.N - Q4 2022 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 23, 2023 / 2:00PM GMT

FEBRUARY 23, 2023 / 2:00PM, FCN.N - Q4 2022 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc.—CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division - Analyst

James Edwin Yaro Goldman Sachs Group, Inc., Research Division - Research Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division - MD

PRESENTATION

Operator

Good day, and welcome to the FTI Consulting Fourth Quarter and Full Year 2022 Earnings Conference Call. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Ms. Mollie Hawkes, Head of Investor Relations. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc.—VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s fourth quarter and full year 2022 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends, ESG-related matters and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our annual report on Form 10-K for the year ended December 31, 2022, and in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliation. Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation, an Excel and PDF of our historical financial and operating data, which have been updated to include our fourth quarter and full year 2022 results.

FEBRUARY 23, 2023 / 2:00PM, FCN.N - Q4 2022 FTI Consulting Inc Earnings Call

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the same details as they have historically, and as I’ve said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steven Gunby.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Thank you, Mollie, and welcome, everyone, and thank each of you for joining us this morning.

I’m sure most of you have seen this morning’s press release, and if you have, you’ve noted that ‘22 — 2022 was a year in which we once again reported record revenue, record adjusted EBITDA and record adjusted EPS. So a terrific 2022. With your permission, however, I’d like to not talk too much about 2022 and rather leave it to Ajay to go through the year in detail, and instead, allow me to focus on something that I find even more important than the 2022 results, which is the multiyear trajectory this company has been on and which I believe is positioned to stay on. The critical point to me is that though 2022 is a good year. It’s not a one-off good year. If you look at the last 5 years, we have averaged double-digit revenue growth organically.

We have also done a couple of terrific tuck-in acquisitions during that period, but even apart from those acquisitions, we’ve averaged double-digit revenue growth. And in terms of adjusted EPS growth, we have had adjusted EPS growth not for a year or two, but now for 8 consecutive years. I think some of you have heard me talk a lot about the stairstep nature of this business that we never grow in straight lines, never in our individual businesses, certainly not in sub businesses or individual geographies, but actually also for the company as a whole.

And some years in that had a lot of revenue or EPS growth, and some years, had just a little bit. But when you’ve had 8 consecutive years of a mixture of a lot and a little, it adds up. It adds up to considerably more than a little. In fact, in our case, it adds up to more than a quadrupling of adjusted EPS during that period. To me, far more important than any given year’s results is the multiyear performance that I focus on and our teams focus on. To me, that multiyear performance is a reflection of what our teams have turned this company into, an institution that is winning in both of the marketplaces that matter.

The first is the one we always think about, the marketplace of clients of winning and delivering great work, but we’re also winning in the second one, which is the marketplace of talent, of attracting great talent, supporting that talent, seeing it develop into people who are committed and able to deliver that great work. By winning in both of those marketplaces and having people who are focused on winning in both of those marketplaces, we have, in my opinion, turn this company into one that has the ability and a proven ability to thrive. Yes, in good times, but also through bad times.

I’ve made some of those observations before and a couple of folks said, it would be great if I could talk to some of the questions that naturally follow those observations, which is dive down a little bit deeper, what is actually allowing that sort of sustained multiyear success? And second, why am I or — and are we confident that this sort of success is durable and extendable going forward? So let me take a crack at both of those questions.

Starting with the question of what has allowed success, I think all of us know that businesses are incredibly complicated. Behind any success, you can find a million factors or details, and I can address all those. Let me highlight 2 things that I think are incredibly fundamental, perhaps the most fundamental things that have allowed us to prosper in this way over the multiyear period. The first is that I believe over the last years, we have built a management team and now increasingly an entire organization that is committed irrespective of market headwinds and through the zigs and zags that happened in this industry, committed to all of that to continually and confidently bet. That’s where we have a right to win and invest and support the talent who are passionate about those positions. That sounds like an extraordinarily basic concept, and in some ways, it is. But when I observe real life, the sustained commitment to those values, not just in good times, but also in bad times, it turns out to be perhaps less common than one might think and making that sustained commitment turns out to be powerful.

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Let me give a couple of examples through our company. Corp Fin in 2022, which Ajay will talk about our restructuring practice, grew revenues 14% year-over-year. It sounds pretty good. And based on those results, one could assume, must have been good year for the restructuring markets. Interestingly enough, the answer turns out to be no. It was not a great year for the market as a whole. In 2022, according to Debtwire, North America had the lowest number of bankruptcy filings over $50 million since 2014, a decline of 13% compared to 2021 and less than half of what we saw in 2020, and yet we grew 14%. Zooming out, our restructuring practice revenues have grown 67% since 2017. Even though 2022, by all measures I know of, was the worst year for restructuring than 2017. So what is the market? What did our teams do? Let me talk to 3 of the moves.

They had confidence in the core parts of our business, but didn’t sit on them. They doubled down on them. For example, our creditor rights business in the U.S., we were already the #1 player. Our teams did not stand still. We hired people. We promoted people. We added people in new verticals like health care and airlines, even though we were already #1. Secondly, we looked at areas where we’re historically underrepresentative, where we underrepresented, where we had talent. For example, our company side business. We had great talent. We were underrepresented compared to where we thought we should be. We invested behind that talent, grew it dramatically and the market began to notice.

The last couple of years, you may have noticed that we won several of the biggest company side jobs in North and South America. And third, our teams leverage dislocations at competitors as well as the attractiveness of our increasingly strong global network to attract great people from the outside at rates that exceed anything we’ve ever done in the past and in more widespread geographies. For example, Germany, France, Australia, the Middle East and others. Those 3 moves, plus a few others, caused us from going to go from being a very strong player in a couple of markets, becoming the #1 or #2 restructuring firm in more markets than anyone else in the world, which in turn positions us to become the go-to firm for the biggest global job, which in turn is incredibly attractive for the best talent in the marketplace.

Corp Fin is not some fuzzy theory of, oh well, maybe sustained betting behind talent where we have a right to win can work. It’s tangible actions that reflect those theories, tangible actions that translate into actual powerful results. The story I just told is focused on the restructuring part of the business. Interestingly enough, as big as the increases over the last 5 years have been on the restructuring side, we’ve grown our Corp Fin nonrestructuring businesses, the business transformation and transaction side even faster during this period. We have, in those businesses, back behind dynamic leaders who have confidence in sub practices and teams driving those sub practices, whether it’s transaction services or our office of the CFO services or other businesses. And those efforts collectively has caused that collection of business to more than triple over the last 5 years.

That’s a snapshot of Corp Fin, which we typically start with because it’s our biggest business, but to me, there are analogous stories across every one of our businesses. The specifics are always different because the industries are different. The competitive situation is different. The stories all reflect commitment to that same set of core principles. The second example, tech. For those of you who know, the tech business know our teams based in industry with a lot of challenges. There’s a tremendous amount of competition, an incredible amount of margin compression.

In the face of those challenges, our teams have delivered over 80% revenue growth since 2017. And by the way, if you look at amount of data processing done, given the price reductions, it turns into something observed in terms of the amount of data process. Either way you measure it. That growth, I believe, represents by far the strongest organic growth in this industry. Actually, before I continue on tech, let me make a side note that applies to Corp Fin and tech, but also all of our businesses. These successes are fabulous, but none of our businesses, neither — none of the businesses in tech or Corp Fin or them as a whole was up every quarter. There were zigs and zags in the Corp Fin story, and the restructuring story, and the OCFO story and the transaction the stories, and there were huge zig and zags in our tech story.

You can even see that last year. For example, tech, I think this past year, our EBITDA had a 37% decline from the first quarter of ‘22 to the second quarter of ‘22, not because the business suddenly became terrible, but because of a combination of the fact that big jobs could benefit or negatively impact any quarter and the fact that our commitment to making the right investments and people independent of whether that big job happened to be there or quarter can further exacerbate a slow quarter.

In tech, 5 years ago, our leadership and teams knew we were strong with the right to win. We have feedback from our clients that on the most complicated cases, we were far better and so the team bet. They bet first, making sure that on those complicated jobs we delivered for our core clients, but then confidently, they begin to engage in increasingly systematic calling program with clients who hadn’t worked on with us, who hadn’t experienced that difference to encourage them to give a trial so they could feel and test for themselves.

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In some cases, it took more than a year, sometimes closer to 2 years before we got the trial. I’m incredibly pleased to say, as people have tried us, our share has grown and that gets reflected in the numbers I just talked about. And the teams in tech are doing other things to ensure their capabilities continue to be leading edge, like focusing on emerging data like Teams, Slack, Google Workplace, Chat apps and others. They invested behind core adjacencies. The point is, the market did not give our tech teams that 80% revenue growth. Our teams did the things that were required to create that growth.

I believe you get to similar conclusions if you look at our other businesses or if you look at it by geography. We talk to our teams in Australia on how we’ve seized growth out of that market over the last 2 years and how we’ve been able to get great talent set behind them and use that to attract more great talent. At this point in our company’s history, I believe we have leadership teams across every one of our businesses that is committed to that journey. That’s committed to betting on talent, on the winning positions that we believe in regardless of the zigs and zags. There are always zags on this journey. You see it this year, for example, in a lot of the zags in parts of the EMEA or FLC. And when you have a zag, you always have to test yourself to say, Oh, is that zag really a blip? Or is it a reflection of something that we’re doing wrong or something more fundamental? And you have to do that examination. But once we verify that the zag is due to short-term factors, our teams continue to bet confidently. And so in EMEA and FLC, we’ve done that aggressively over this course of this year, notwithstanding some zags.

The second closely related point is to come at the same question, not from the client side or the business side, but from the people side. Because of any of the success that I just talked about in professional services can’t happen without great people. You can’t do what we just said our teams are doing without focusing not just on the clients, but also on winning the work for talent. We have to focus every day to make sure our great people feel supported in developing themselves and developing their businesses and make sure the external world is increasingly understanding how attractive our firm is if they have that ambition as a place to grow their careers.

The second key to our multiyear success has been real success on those dimensions over the last 5 years. We’ve grown headcount by over 65%, the number of applications we’ve received each year across this company has more than doubled. We’ve nearly doubled the number of lateral higher SMD and MD hires. We promoted 224 people to SMD and 537 people to MD, an increase of over 50% from what those numbers were 5 years prior. I think perhaps, most fundamentally, we now have a collective aspiration to be the firm that the best people want to be part of a firm where people can have confidence that if they’re ambitious that they can meet those ambitions here.

Over the last 5 years, I’m pleased to say, some of that ambition and commitment has been seen by some external recognition groups. We’ve been named by one group of best firm to work for, another top firm for graduates and women. Another said, we’re among the America’s Most JUST Companies. I like those external awards. I actually think more powerfully powerful. That sense of our commitment to people is getting spread by word of mouth. People who come to us are not saying to their friends, wow, FTI is a perfect organization. We, of course, are not. But they are saying in their own words, wow, it’s a terrific organization, where I actually feel incredibly well supported, and I’m not sure you can do better than that sort of validation.

As I said upfront, in order to drive multiyear success, it’s not 2 things. You have to do a million things right. I used to do work in retail. In a retail store, in addition to all the things you have to do, you have to make sure the boxes don’t fall in the heads of your customers, make sure the backroom isn’t getting clogged. Your computers aren’t getting unplugged. But sometimes there’s an essence for why a retailer wins or loses versus its competitors. To me, the essence is those twin drivers, the 2 drivers that I mentioned. First, ongoing challenging of ourselves to find out where we have really great client propositions, where we have great people and being willing to bet behind them independent of current market conditions.

And second, making that known to great people. Because in my experience, great people want to be at institutions like that where they’re building brands, where they’re attracting and developing people who are equally committed to building great businesses. Each of those pieces are separate, but there’s a virtuous loop between them.

What does that all add up to? It still, of course, doesn’t add up to a straight line for any one of our businesses or even for the company as a whole in any given year. We have had, and we will have zigs and zags. And in some ways, I think that’s why we’re having success because if everything went up in a straight line, then it would be easy for everybody to copy. The discipline around it, the commitment of the management team to do it during the zags is the harder point, but I believe we have today both a management team and an entire organization that is committed to those twin drivers. That is, to me, a powerful foundation for growth and a durable one. And on a personal level, it’s a fun and exciting one, one that makes this company enjoy to lead.

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With that, let me turn this over to Ajay for the more granular basics of 2022. Ajay?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and guidance for 2023. I will begin with highlights from 2022. Revenues of $3.03 billion increased 9.1% or $252.7 million. Excluding the estimated negative impact of FX, revenues increased 12.2%. GAAP EPS of $6.58 decreased $0.07 from $6.65 in 2021. Adjusted EPS of $6.77 increased $0.01 from $6.76 in 2021. The difference between our GAAP and adjusted EPS for the year reflects an $8.3 million fourth quarter special charge related to severance and other employee-related costs, which reduced GAAP EPS by $0.19. Net income of $235.5 million compared to $235 million in 2021. Adjusted EBITDA of $357.6 million was up $3.5 million from $354 million in 2021. Last February, we talked about our ambition to grow headcount boldly in 2022.

Reflecting those intentions, our headcount increased by 855 or 12.6% in 2022, which compares to an increase of 459 or 7.3% in 2021. Hiring, promotions and compensation increases resulted in a $150.5 million increase in direct cost in 2022. Revenue growth more than offset the increase in such direct costs with gross profit increasing $102.2 million year-over-year, and gross profit margin expanding from 31% to 31.8%. When we provided 2022 guidance, we also said we expected a sharp increase in SG&A. For the full year 2022, approximately half of the year-over-year increase in SG&A was related to higher travel and entertainment, marketing and business development and employee-related training costs as we opened up from pandemic restrictions in many places and experienced pent-up demand for meetings.

SG&A expenses increased $103.2 million year-over-year, moving from 19.4% of revenues in 2021 to 21.2% of revenues in 2022. This increase in SG&A expenses offset the increase in gross profit, resulting in our net income and adjusted EBITDA being up only slightly year-over-year. Overall, we are pleased with these results.

Now I will turn to fourth quarter results. We ended the year strong with a fourth quarter that exceeded our expectations, driven in part by higher-than-expected revenue, boosted by a pickup in restructuring. For the quarter, revenues of $774.4 million increased 14.5%, with revenues up across our Corporate Finance and Restructuring, Forensic and Litigation Consulting, or FLC, Technology and Strategic Communications segments. Excluding the negative impact of FX, revenues increased 18.4%. GAAP EPS of $1.33 included the $8.3 million special charge, which reduced EPS by $0.19 compared to $1.07 in the prior year quarter, which included $2.4 million of noncash interest expense related to our 2023 convertible notes, which reduced EPS by $0.06. Adjusted EPS of $1.52, which excluded the special charge compared to adjusted EPS of $1.13 in the prior year quarter, which excluded the noncash interest expense. Net income of $47.5 million compared to $38.2 million in the fourth quarter of 2021. Adjusted EBITDA of $92 million, which excluded the special charge compared to $62 million in the prior year quarter.

Now turning to our performance at the segment level or the fourth quarter. In Corporate Finance and Restructuring, revenues of $292.8 million increased 26.5% or 29.5%, excluding FX. The increase was primarily due to higher demand for restructuring and business transformation services. Business transformation and transactions represented 54% of segment revenues in Q4 ‘22 compared to 62% in Q4 ‘21. Restructuring represented 46% of segment revenues in Q4 ‘22 compared to 38% in Q4 ‘21.

Adjusted segment EBITDA of $52.4 million or 17.9% of segment revenues compared to $22.2 million or 9.6% of segment revenues in the prior year quarter. This increase was primarily due to higher revenues, which was partially offset by an increase in compensation, including the impact of a 14.3% increase in billable headcount and higher SG&A expenses. Sequentially, revenues increased 10.3%, largely due to a 18.7% increase in restructuring revenues and higher success fees.

Among industries where we have been helping clients with restructuring matters include airlines, specialized and consumer finance, including cryptocurrency-related matters and telecommunications. In FLC, fourth quarter revenues of $160.4 million increased 16.2% or 18.8% excluding FX. The increase was primarily due to higher demand for investigations, data and analytics and health solutions services. Adjusted segment EBITDA of $13.8 million or 8.6% of segment revenues compared to $8.5 million or 6.2% of segment revenues in the prior year quarter. This increase was primarily due to higher revenues, which was partially offset by higher compensation, including the impact of a 5.9% increase in billable headcount and higher SG&A expenses.

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Economic Consulting revenues of $172 million decreased 0.2%. Excluding the estimated negative impact from FX, revenues increased 4.9% compared to the prior year quarter. The increase in revenues was primarily due to higher realization for M&A-related antitrust and international arbitration services, which was partially offset by lower demand for financial economic services compared to the prior year quarter. Adjusted segment EBITDA of $27.3 million or 15.9% of segment revenues compared to $30 million or 17.4% of segment revenues in the prior year quarter. This decrease was primarily due to higher SG&A expenses. Sequentially, Economic Consulting revenues decreased 11% as our record Q3 2022 revenues were boosted by the recognition of previously deferred revenue.

In Technology, revenues of $76.8 million increased 18.9% or 22.2% excluding FX compared to Q4 of 2021. The increase in revenues was primarily due to higher demand for investigations and M&A-related second request services. Adjusted segment EBITDA of $11.8 million or 15.3% of segment revenues compared to $7.8 million or 12.1% of segment revenues in the prior year quarter. This increase was primarily due to higher revenues, which was partially offset by an increase in compensation, including the impact of an 18.8% increase in billable headcount and higher SG&A expenses. Sequentially, technology revenues decreased 9.6%, largely due to lower demand for M&A-related second request services.

Lastly, in Strategic Communications, revenues of $72.4 million increased 3.7% or 10.4% excluding FX compared to Q4 of 2021. The increase in revenues was primarily due to higher demand for public affairs and financial communications services. Adjusted segment EBITDA of $10.5 million or 14.5% of segment revenues compared to $14.9 million or 21.4% of segment revenues in the prior year quarter. This decrease was primarily due to higher compensation, including the impact of a 19.2% increase in billable headcount and an increase in SG&A expenses.

I will now discuss certain cash flow and balance sheet items. Net cash provided by operating activities of $188.8 million compared to $355.5 million for the year ended December 31, 2021. The decrease in net cash provided by operating activities was primarily due to higher compensation, operating expenses and income taxes paid, which was partially offset by an increase in cash collected. Notably, operating expenses this year included more items that were prepaid such as travel and entertainment expenses with the resulting negative impact on cash flow.

Total debt net of cash was a negative debt position of negative $175.5 million at December 31, 2022, which compares to a negative debt position of $10.8 million at September 30, 2022. The sequential decrease in total debt net of cash was due to strong cash collections in the fourth quarter, which is historically our strongest quarter for cash collections and was partially offset by share repurchases. Cash and cash equivalent of $491.7 million at December 31, ‘22 compared to $494.5 million at December 31, 2021. On December 1, 2022, our Board of Directors authorized an additional amount of $400 million to our stock repurchase program. During the quarter, we repurchased 425,016 shares at an average price per share of $153.09 for a total cost of $65.1 million. As of December 31, 2022, approximately $478.5 million remained available under our stock repurchase authorization.

Turning to our 2023 guidance. We are, as usual, providing guidance for revenues, EPS and adjusted EPS. After a year of double-digit revenue growth, but only a slight increase in adjusted EPS, we are guiding to renewed EPS growth in 2023. We estimate that revenues for 2023 will be between $3.33 billion and $3.47 billion. We expect our EPS to range between $6.80 and $7.70. We currently do not expect our adjusted EPS to defer from EPS. Our 2023 guidance range incorporates several assumptions, including: first, revenue guidance reflects our expectation for growth in all business segments with the additional capacity that we added in 2022.

Second, we assume headcount growth in 2023 at similar levels as in 2022, with the caution that short-term profits could be significantly adversely affected if market disruptions afford us the opportunity to bring in a substantial number of lateral hires. Third, we expect restructuring activity to remain elevated through 2023, though there can be no certainty of the strength and length of this restructuring cycle. Conversely, we expect M&A activity to be slower in 2023. Fourth, we expect improved performance in FLC and to begin to realize the benefits of the investments we have made in EMEA across all segments. Fifth, we expect SG&A in 2023 to neither revert to the lower levels we saw during the pandemic nor to grow at the rate we saw post pandemic in 2022.

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Finally, tax planning strategies executed over the last few years reduced our effective tax rate. Though we continue to look for additional opportunities, we currently expect a considerably higher tax rate for 2023 compared to 2022. For 2023, we expect our tax rate to range between 24% and 26% in part because in many countries where we operate, tax rates are going up. I must point out that our assumptions define a midpoint, and we provide a range of guidance around such midpoint, which I characterize as our current best judgment. Often, we find actual results are beyond such range because ours is largely a fixed cost business in the short term and small variations in revenue may have an outsized impact on income.

And now I will close my remarks today by emphasizing a few key themes. First, as Steve said, we are increasingly seen as a place where the best people in professional services want to build their businesses. We will continue to find opportunities to invest and grow because the best professionals are attracted by the complex work we do. That ranges from the regulation of social media to being at the forefront of cryptocurrency matters all over the world. Second, our management team is focused on both growth and utilization. Third, while we cannot predict what will happen in the world in 2023, we do know and have shown over the past several years that our collection of businesses is both resilient and can grow regardless of business cycles. And finally, our balance sheet remains strong and continues to provide us the ability to boost shareholder value through organic growth, share buybacks and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And the first question will come from Tobey Sommer with Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Question about guidance. In the simplest terms, for your revenue guidance for 2023, what are the basic building blocks in terms of utilization, headcount and bill rates?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

So Tobey, you know we don’t give that level of detail, but essentially, we expect — we’ve told you the — you know the number of heads by segment at the end of the year. We’ve told you we have similar ambitions. Utilization is a derivative of how we hire and what matters we bring in, et cetera. We’re always looking for higher utilization, and we’re always also looking to compensate people so that ours is the place they want to join and to have rates in the marketplace that are compensatory to the talent that we bring to the field. That’s as much as I’ll give you.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Okay. Curious if you would comment on SG&A expense growth. As we exited last year, on prior calls, you — I think we had indicated or you had indicated that while SG&A investments are, of course, likely to continue that the disproportionate drag on the bottom line was going to dissipate over time. Is that still an expectation here in 2023?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Absolutely.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Okay. And then one more financial question, and then I’ll go to something a little bit more strategic. What are your expectations for free cash flow conversion from EBITDA? And are there any initiatives to improve that after last year?

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Ajay Sabherwal - FTI Consulting, Inc.—CFO

Thank you for that question, Tobey. So it’s — I get a little bit more granular. It’s roughly 65% free cash flow to EBITDA, and that’s defined as — and we have obviously taxes, we have a certain amount of CapEx, small amount of cash interest expense. I mean those are the — and there’s, of course, working capital. Those are the main variables. If you go back and plot it for several years, that’s the kind of conversion. Obviously, 2022 was nowhere there, but then 2021 and 2020 were far higher than the 65%.

And that’s what — the pandemic from a cash flow perspective was very good because people completely stopped traveling and all of that — and all of not just travel, but meetings, et cetera, all of that prepaid expenditure just stopped. Meanwhile, you got all the normal collections, which in our case were not impacted adversely at all. The flip side that took place in 2022 when there was a massive revving up of such SG&A. But once you have built that up, even if you keep it at the same level, you don’t see the adverse cash impact. So average out those 3 years and you’ll get this percentage I mentioned, which is what we should expect going forward.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Okay. And maybe this is for Steve. I was wondering if you could describe the portfolio of businesses that the company operates in, sort of grouping the most procyclical and the most countercyclical in describing demand in those 2 sort of ends of the spectrum. It’s difficult to interpret what our mixed economic signals and anticipate with accuracy how that’s playing out in your portfolio.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

That’s a great question, and I’m not sure — we debate this internally. I’m not sure we have any great exact numbers. But let me — and then you can chime in here too, Ajay, if I say something you disagree with. I mean these are judgment things. But I think there’s 3 parts of our business, not just two. There’s procyclical parts. There are a cyclical part. There’s countercyclical parts, and there’s a cyclical parts. And so you just — we have to think about all 3. The procyclical stuff tends to tie to M&A, right? And we do M&A. We do M&A in our Strat Com business. It’s not half of our business, but we do it sometimes. IPOs are procyclical, too. But we do M&A-related work in our Corp Fin business as well, and so that’s procyclical.

Some of our e-com business on merger clearance is procyclical. Countercyclical, obviously, our restructuring business is countercyclical. And sometimes, some parts of the nonrestructuring business is countercyclical because the impetus to cut costs — private equity impetus to cut cost for healthy companies grows during trouble times. So we have some substantial countercyclical. I think the thing that people miss is, we also have a whole lot of our businesses that are not particularly driven by the cycle. I mean if the governments are investigating tech companies, as far as I know, they don’t turn the throttle on or off based on the global economy. And so a lot of our investigations work is affected by things that are independent of the cycle.

And so I think we have all 3. I actually — I think we’re sufficiently balanced that I pay zero attention — it’s not that I pay zero retention. Of course, I monitor the news all the time, but I don’t act based on those determinations because I believe, as a company, we — if we aren’t prospering, it has more to do with us. To put it another way, over any multiyear period, no matter what the general economic is, if we do the right things, I believe we can grow. Now I’ll withdraw that if Putin sends nuclear warheads around the world, that’s a different issue. But if — but in terms of the general economy of the world, I think what we have to focus on is doing the right things for our business, and I think we’ve proven over the last years, if we do, we grow. And so that’s where we keep our focus as much as we can. Does that make sense, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

It does, yes. And last question for me, and I’ll get back in the queue. We’ve seen some layoff announcements among some of the big 4 firms and even some white shoe strategy consulting businesses at least reported. Does — could you describe how this climate — maybe in the context of the restructuring business picking up, other competitors, both close and distant changing their behaviors, what does this do to the context of FTI adding talent?

FEBRUARY 23, 2023 / 2:00PM, FCN.N - Q4 2022 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

No, no, it’s a great question. So let me respond 2 ways. Look, first of all, I don’t — if we were on the verge of going bankrupt, of course, we would consider layoffs, but that is not our instinct here. We have performance conversations particularly with the senior people to make sure that they’re aligning their business with the markets going ahead and all that. But I’m not sure that it ever makes sense to optimize a quarter by laying off junior people who you just hired, and we try to withhold off as much as we can, and I think we have. I mean, obviously, our economics are great. And so I just — I would — I kind of personally — we didn’t do that during COVID, and I’m not sure why we would do it if an individual business happens to have a slow quarter, which is different than if a business has no future, but we don’t have any of those.

To the contrary, though, I do think it creates opportunity because — and we found this in different places around the world. We picked up, for example, in Australia, some incredible talent who are frustrated by the actions of the companies that they came from. They’re in COVID where they thought they were being short-termism. They weren’t addressing those people, but they were addressing those people’s people, and that frustrates people. And so then they said, well, maybe FTI is a place that is more committed to the same values as me, and we picked up fabulous talent, which has changed our marketplace. So that’s why I believe we get talent when it’s available. And I think your point is — I think you’ve pointed to something really important that difficult times often cause others to feel like they have to do things that are not good and that frees up talent. And if it is, we’re going to jump on it. Did I at least respond to your question, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Yes, you did.

Operator

The next question will come from James Yaro with Goldman Sachs.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division—Research Analyst

Maybe if we could just start with some of the drivers in Corporate Finance and Restructuring this quarter. Maybe you could just speak to where you’re seeing the stronger restructuring results in the fourth quarter? And when and whether you expect this to accelerate further? And then in addition, maybe you could just speak to the discrete outlooks for business transformation versus transactions in this somewhat, let’s call it, uncertain economic backdrop?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

There’s a lot of questions in there. If I forget any, just tell me, just repeat it. So in terms of the — we mentioned the industries that where we — we don’t talk about specific matters that could also be ongoing till well after the fact. So we talked about the specific industries like specialized finance, including cryptocurrency. We mentioned airlines. We mentioned telecommunications. So I think we mentioned the areas. I won’t go further than that. There’s a lot of publications that sometimes mention the names. Sometimes it’s in the press, but we are not in the habit of — our most treasured thing is client confidentiality. So we don’t go back there and start corroborating or otherwise as a practice. So that’s one.

Two, do we expect this to pick up? In our guidance, at the midpoint of the range, we — as I said, we expect it to remain — restructuring to remain elevated at these levels. That means I’m not projecting it to get even more nor I’m projecting it to come down. That’s at the midpoint. There’s a range in there because there’s a lot of folks who feel interest rates are going to fall by the second half of the year, and there are others that feel they will remain elevated for longer. There’s a midpoint, and there’s a range around that midpoint. So — and I will also tell you that some of these matters that can become large matters are not necessarily driven only by interest rates. They could be fraud. They could be investigations. They could be — for example, for the longest time in retail, we saw the impact of more transactions being done on the net versus brick-and-mortar sort of premises. So it’s more than the economic cycle that can drive restructuring. So that’s on the restructuring side.

FEBRUARY 23, 2023 / 2:00PM, FCN.N - Q4 2022 FTI Consulting Inc Earnings Call

Transactions and transformation are — we are [minus] in that area. I think getting stronger, but we are small relative to the rest of the world. So for us, it’s more a market share versus cyclical at this point for the most spot. I will say there can be ups and downs. For example, in Q4, I must point out — and I think I said that in my words in the — you can see that in transcript, too, we had terrific success fees in the fourth quarter, order of magnitude about $14 million. It ranges from $3 million at the low end per quarter to $15 million at the high end. This was towards the high end, and the significant portion of that came in our transactions business where at the outcome of an event, typically, you get a success fee. That is lumpy. That can move around from one quarter to the next that one must understand and appreciate. Did I answer your question?

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division—Research Analyst

That’s very clear. If we think about the weak backdrop that at least we’re expecting for large cap M&A globally in the near term, to what extent do you expect the slowdown in large cap M&A to affect each of your businesses or some of your businesses?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

So look, some of our M&A work is at large cap levels and some of it is — tends to be more middle market. And those markets, as you know, have not always moved together. We are the leading — I believe, the leading. I’m pretty sure we’re the leading antitrust clearance firm in both the U.S. and Europe, and that is large cap stuff because it’s around big companies merging and second request from the government and so forth. So there’s always a chance that, that is negatively affected. We should recognize our — that business is not just that business, it also has private antitrust, which is usually multiyear. It’s regulatory, it’s financial economics and so forth. So I mean, I think that business has shown itself the ability to grow over a multiyear period independent of the cycles, but it gets affected by the cycles. And I suspect the M&A — downturn in large-scale M&A will affect one portion of our business.

Same thing for Strat Com. They tend to be more involved in the large-scale M&A comps because tiny deals don’t involve as much comps. But our — and then actually also our tech business is also involved in the second request market because when the government asked for you second request, they ask for immense amounts of data in a very short period of time, and I believe we’re the leading provider of second requests through our tech business.

Also, they do other things beyond that. They do investigations. They do a whole lot of things. So I think all of those businesses could be affected by a downturn in large-scale M&A. Our — I’ve been impressed by the resilience of our transaction business in Corp Fin, not that it’s unaffected by the downturn, but it’s — I don’t believe it’s affected as much by the anecdotes I hear from the big 4. And I think that’s partly because we do a lot with private equity in middle markets and middle market and also because I think they’ve done a good job of gaining share. But I think we would expect that business also to be negatively affected by a generally down deal market. So I don’t think it’s — there’s probably some effects through elsewhere.

I guess to come back to the more general point, we will have businesses that get negatively affected by different parts of the business cycle. We will have sub businesses that will get negative and sometimes sharply negative affected. But we saw that it’s not a business cycle issue, but we saw during COVID, our testifiers, some of them utilization went to zero because, of course, we’re closed. Our company as a whole is far more resilient than that, maybe not in a quarter, but over any extended period of time. And so what we do is, if we believe that business is temporarily affected, we will reinvest in those quarters and were worse than the P&L in those quarters because there’s talent available. And then if we — that right, it tends to make the zig zag line around an upward sloping. But certainly, there will be some zags this year, I would expect. Did I talk to your point, James?

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division—Research Analyst

Yes. That’s extremely helpful color. Just a couple more here. If we just think about Forensic and Litigation Consulting, utilization remains somewhat lower than what you’ve seen in historic fourth quarters. I know you’ve obviously spoken to this in the past, but what do you think could catalyze an improvement in utilization? And then if it doesn’t improve, is there some sort of point where you’d consider other approaches to improving the business?

FEBRUARY 23, 2023 / 2:00PM, FCN.N - Q4 2022 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Of course. Of course, at some point, you prove this. Look, there are 2 ways to get that utilization, and yes, the utilization last year was not in line with our long-term expectations for FLC, but there are 2 reasons for it. One that will continue and one, which I hope doesn’t continue. One of them is investments. When you’re investing in new geographies. You get SMDs. They don’t take a while to get traction. That is just part of our job. And so obviously, if you pull that out of the numbers, the historical businesses utilization are higher. But the other one is, what we have to do is make sure the bets ultimately turn out, and we had some bets in North America that started to pay off in the fourth quarter and they weren’t showing up in some of the earlier quarters, which is good.

We have a lot of bets in Europe that we’re expecting to do better this year. So we monitor this pretty closely, but that doesn’t mean we always get it right at least in terms of timing. We haven’t had that many bets be totally terrible compared to what we expected, but sometimes things take longer. And I would say, last year was a year in which some parts of FLC were taking longer than we expected. But the utilization we had in 2022 is not our expectation of the long term unless somehow 100 SMDs come on the market that we want to hire, in which case, you have a short-term lift. Does that respond, James?

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division—Research Analyst

Yes, absolutely. That’s very helpful. And then for my last one, you’ve talked about some of the pressure on margins in 2022. If you just think about your business level EBITDA margins or just operating margins, perhaps both, where are you seeing more pressure across the various segments? And where are you seeing less?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

I think it’s very different by segment. I think the one place where I’ve seen a lot of it in the last 18 months or 24 months is in tech. There’s just a lot of price competition. And we’re gaining share, and we’re willing to match the market’s prices on that. So you can see over the last couple of years our EBITDA margin, even though we’re succeeding as well as anybody. I think better than — I believe better than anybody in the market. You can see our EBITDA margin has compressed even though we’ve been growing incredibly fast.

I think there’s always a mix issue within Corp Fin. The restructuring business when it’s hot is always a big boost to margin. So I don’t think we have long-term structural concerns about our margin in any of the businesses I can think about. But there are zig zags, and I would say, tech may be in a — the tech industry may be heading for a little bit of a shakeout, and so there may be a few years where the margins are a little lower. Other than that, I think I don’t expect a long-term decline in margin, but I also — I’m also willing to hit the margin by hiring if time becomes right, and that’s probably the bigger effect. Does that help, James?

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division—Research Analyst

Yes, absolutely. That makes a lot of sense.

Operator

Your next question will come from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

A lot has already been asked, but I just want to ask a few follow-ups to some of the earlier questions. Maybe starting with FLC. You talked about, Ajay, the plans to continue growing headcount across the entire firm at similar levels in ‘23 to what you did in ‘22. Is that — are we — should we assume that, that is also applicable to FLC? Or are you going to wait for the improved performance, which I think you said you expect in guidance to materialize before leaning into that further in ‘23?

FEBRUARY 23, 2023 / 2:00PM, FCN.N - Q4 2022 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc.—CFO

So Andrew, the key is finding the right talent. If the talent is available, we have the wherewithal and we have the ambition. It’s more that than an absolute number of hires.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

Understood. And in terms of the restructuring environment, I know you talked about it in a variety of different ways already, but just maybe asking it a different way. Is there any major change to how you’re viewing kind of the ramp of restructuring today versus what you communicated on the last call. I know in guidance you’re assuming similarly elevated levels, but just kind of curious as to if how things have unfolded over the past couple of months gives you a different opinion. I know last quarter, you also talked about differences from a geographic perspective. So just any additional color there on how your view has evolved over the last couple of months would be really helpful.

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Your observation is correct. When we spoke the last time — relative to when we spoke at last time, restructuring has picked up more than I saw or anticipated at that time. So your observation is correct. It is primarily a U.S. phenomenon, but we’re also seeing pickup in certain other geographies. So still smaller, but there are — there is a pickup in other geographies as well. The guidance is with it remaining at these levels with a range of outcomes around it.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

You can look at some external statistics. 2022 as a whole was not a boom year for restructuring. In fact, it was, I think, one of the worst years since 2014. But if you look by the fourth quarter, that has changed, and we have good statistics in the U.S., but you can also see that in some of our overseas markets. And I think when Ajay is saying continuation, you’re saying at a continuation of what we saw, as you said, since the last quarter’s report as opposed to the year 2022.

Ajay Sabherwal - FTI Consulting, Inc.—CFO

So that in English means, it’s not — doesn’t mean that the slope continues, it means that at this level and remains at this level.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Does that help, Andrew?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

Yes, yes. And then maybe one last one for me. I think earlier this year, the FTC proposed a rule on noncompete agreements. Just wondering if that would potentially impact your business or your ability to either hire away from or protect your talent, if you’ve given any thought to that dynamic at this point?

FEBRUARY 23, 2023 / 2:00PM, FCN.N - Q4 2022 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes, we have given some thought to that. Look, I think my understanding is that this is in the early stages of rule making with a lot of comments still to come, and so I think there’s a long way to go on that. So maybe we can revisit that as that gets closer, but we obviously monitor that.

Well, thank you, everyone. I think we went over. I’m sorry to go over, but I appreciate the good questions. And thanks to everyone on this call for your continued attention and support for our company. We look forward to taking it forward. Thanks.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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